Exhibit 10.1
AGREEMENT AND
GENERAL RELEASE
     This Agreement and General Release (the “Agreement”), made as of the 28th day of February 2006, by and between Sturm, Ruger & Co., Inc., a Delaware corporation with an address at One Lacey Place, Southport, Connecticut 06890 (the “Company”), and William B. Ruger, Jr., an individual with a residence at 2 Croydon Brook Road, Newport, New Hampshire 03773 (“Employee”);
W I T N E S S E T H:
     WHEREAS, Employee is employed by the Company as its Chief Executive Officer; and
     WHEREAS, the Company and Employee have agreed that Employee will voluntarily resign from all offices and other positions he currently holds with the Company;
     NOW THEREFORE, in consideration of the covenants and conditions set forth herein, the parties, intending to be legally bound, agree as follows:
     1. Employment Status. Employee hereby voluntarily resigns, and the Company hereby accepts his resignation, as Chief Executive Officer and an employee of the Company, in each case effective as of February 28, 2006 (the “Separation Date”).
     2. Separation Arrangements.
          (a) In consideration of the performance by Employee of the obligations of Employee herein, the Company agrees to pay to Employee $729,020.80, less applicable withholdings for federal, state and local taxes. Such amount, which represents severance and the value of all of Employee’s accrued but unused vacation time (plus interest at the rate of 4.75% per annum on the portion to be paid on September 1, 2006), shall be paid by wire transfers to an account designated in writing by Employee for such purpose in periodic installments as follows: (i) on September 1, 2006 the Company will pay $262,354.13, less applicable withholdings for federal, state and local taxes, and (ii) on the first business day of each month thereafter through November 1, 2007 the Company will pay $33,333.33, less applicable withholdings for federal, state and local taxes. In January 2007 the Company will issue to Employee a form W-2 reflecting the payment of the amounts described in this Paragraph 3(a) in calendar year 2006 and in January 2008 the Company will issue to Employee a form W-2 reflecting the payment of the amounts described in this Paragraph 2(a) in calendar year 2007.
          (b) Employee’s participation in the Company’s group health insurance coverage shall continue after the Separation Date under the same terms and conditions applicable to such coverage immediately prior to the Separation Date and shall terminate as of November 30, 2007. At that time, Employee shall be entitled to elect to continue to receive such group health insurance coverage, at his own expense, by so electing in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1986.
          (c) (i) From and after the Separation Date, Employee shall be entitled to receive his vested benefits as of the Separation Date under the Salaried Employees’ Profit Sharing Plan of the Company and the Salaried Employees’ Retirement Income Plan of the Company (the “Qualified Plans”), in accordance with and subject to the terms and conditions of the Qualified Plans.
               (ii) From and after the Separation Date, Employee shall be entitled to receive his vested benefits as of the Separation Date under the Supplemental Executive Profit Sharing Plan of the Company, in accordance with and subject to the terms and conditions of such plan and such benefits shall be paid before March 15, 2006. In addition, from and after September 1, 2006, Employee shall be entitled to receive his vested benefits as of the Separation Date under the Supplemental Executive Retirement Plan of the Company (the “SERP,” and together with the Supplemental Executive Profit Sharing Plan of the Company, the

“Nonqualified Plans”), in accordance with and subject to the terms and conditions of the SERP. Notwithstanding the foregoing, to the extent that Employee was otherwise entitled to receive any payments under the SERP during the period from the Separation Date through August 31, 2006 (the “Waiting Period”) in accordance with the terms of the SERP, Employee shall receive a lump sum payment promptly after September 1, 2006 in an amount equal to the total amount of payments that Employee otherwise would have received under the SERP during the Waiting Period in accordance with the terms thereof.
          (d) In the same manner and to the same extent as immediately prior to the Separation Date, and to the maximum extent permitted by applicable law, the Company will indemnify and hold Employee harmless from and against all third party claims, damages, fines, penalties, deficiencies, losses and expenses (including, without limitation, interest, court costs, reasonable attorneys’ fees and reasonable experts’ fees) with respect to any threatened, pending or completed action, suit, arbitration or other proceeding, whether civil, criminal, administrative, investigative or otherwise, which arises out of or relates to Employee’s performance of his duties and responsibilities as an officer and/or director of the Company (“Third Party Claims”). If a Third Party Claim is made against Employee, the Company will be entitled to participate in the defense thereof and, if it chooses, to assume the defense thereof at its own cost and expense with counsel selected by the Company. If the Company elects to assume the defense of a Third Party Claim: (i) the Company will not be liable to the Employee for any legal expenses subsequently incurred by him in connection with the defense thereof; (ii) Employee shall cooperate in the defense thereof; (iii) the Company shall not agree to any settlement, compromise or discharge of such Third Party Claim without the prior written consent of Employee unless such settlement, compromise or discharge provides solely for monetary relief to be paid by the Company and the full and complete release of Employee is the result thereof; and (iv) Employee shall not admit liability with respect to, or settle, compromise or discharge such Third Party Claim without the Company’s prior written consent. Employee’s right to be indemnified and held harmless hereunder will not be deemed exclusive of any other rights or remedies to which he may be entitled as a matter of law, or of any other rights of indemnity arising under any policy of insurance carried by Employee, the Company or any other person or entity.
          (e) The Company will process and promptly pay all reasonable and customary business expenses incurred by Employee through February 28, 2006 and submitted by him for payment not later than March 14, 2006 in accordance with the Company’s ordinary expense payment procedures.
          (f) Employee acknowledges and agrees that Employee is not entitled to and will not be entitled to any compensation or benefits of any kind or description from the Company or as a result of his employment by the Company other than as set forth herein or as described herein in the case of the benefits to be provided under each of the plans described in Section 2(c) above.
     3. Releases.
          (a) In consideration of the Company’s obligations herein, Employee, on behalf of Employee and Employee’s heirs, successors, administrators and assigns (in their capacities as such) (the “Employee Parties”), releases and forever discharges the Company and any and all of its current and former directors, officers, employees, agents, stockholders, administrators, representatives, attorneys, insurers, fiduciaries, successors and assigns (in their capacities as such) (the “Company Parties”) from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever which the Employee Parties, or any of them, have, or may hereafter have, against the Company Parties, or any of them, arising out of or by reason of any cause, matter or thing whatsoever occurring up to the Separation Date, including, without limitation, any and all matters relating to Employee’s employment by the Company and the termination thereof, including, but not limited to, any claims for employment discrimination on the basis of age, sex, race, national origin, disability or any other protected class and any claims for wages, salary, bonuses, severance pay or benefits of any kind or nature and any and all matters arising under any federal, state or local statute, rule or regulation or principle of contract law or common law, including, but not limited to, claims arising under the Age Discrimination in Employment Act of 1967, as amended, the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq., and N.H.R.S.A. §354-A, all as amended. If any applicable law, regulation or rule prohibits a waiver of any such claim(s), Employee hereby represents and warrants that he has no such valid claim(s). Notwithstanding the foregoing, nothing contained herein shall constitute a release of (i) Employee’s benefits that are vested as of the Separation Date pursuant to the Qualified Plans and the Nonqualified Plans, (ii) claims arising under this Agreement or (iii) claims for indemnification or contribution.
          (b) In consideration of Employee’s obligations herein, the Company on behalf of the Company Parties releases and forever discharges the Employee Parties from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever which the Company Parties, or any of them, have, or may hereafter have against the Employee Parties, or any of them, arising out of or by reason of any cause, matter or thing whatsoever occurring up to the Separation Date.

          (c) Each of the parties understands that it or he is releasing claims that it or he may not know about, which is its or his knowing and voluntary intent, even though it or he recognizes that someday it or he might learn that some or all of the facts it or he currently believes to be true are untrue and even though it or he might then regret having signed this Agreement. Nevertheless, the parties each expressly assume that risk and agree that this Agreement will remain effective in all respects in any such case. Each party expressly waives all rights it or he might have under any law that is intended to protect it or him from waiving unknown claims, and it or he understands the significance of doing so. It is the express intent of the parties that this Agreement resolves all outstanding issues and/or claims between them, except as otherwise expressly provided herein.
          (d) The Company hereby advises Employee: (a) that he should consult an attorney regarding the Agreement, (b) that he has twenty-one (21) days from the date of his receipt of the Agreement to consider whether he wants to sign it and that he may not sign the Agreement before the Separation Date and (c) if he does sign the Agreement, he will have seven (7) days from the date he signs it to revoke his acceptance of its terms. At the conclusion of that seven (7) day period, the Agreement will become effective.
     4. No Claims. Employee represents and warrants that Employee has not filed any charges, claims or complaints with any governmental agency or court against the Company Parties. The Company represents and warrants that it has not filed any charges, claims or complaints with any governmental agency or court against Employee.
     5. Confidential Information. Employee acknowledges that during Employee’s employment by the Company Employee has had access to and possession of non-public and/or proprietary information and materials concerning the Company, including, but not limited to, information concerning the Company’s operations, systems, services, personnel, marketing, financial affairs, strategies and techniques, structure, products, product development and technology (“Confidential Information and Materials”). Confidential Information and Materials shall not include (i) information that is publicly known as of the Separation Date or (ii) information that becomes publicly known after the Separation Date without the fault of Employee. Employee agrees that Confidential Information and Materials are the exclusive property of the Company and that Employee will keep all Confidential Information and Materials confidential and will not, without the prior written consent of the President of the Company, disclose or otherwise make available any Confidential Information and Materials to any third person other than as required by applicable law or legal process or as may be necessary or appropriate in connection with Employee’s carrying out his duties or enforcing his rights under this Agreement. Except as provided in the preceding sentence, Employee further agrees that Employee will not use any Confidential Information and Materials for Employee’s personal benefit or for the benefit of any third person or entity without the prior written consent of the President of the Company.
     6. Company Property. Not later than April 3, 2006 Employee shall have (i) returned all Confidential Information and Materials and all property of the Company in Employee’s possession or custody, including, but not limited to, credit cards, security key cards, telephone cards, car service cards, Company identification cards, cellular phones, computer equipment, firearms and all original and copies of the Company’s records, correspondence, books, manuals and handbooks, (ii) completed his review of the inventory of the firearms in the possession or control of the estate of William B. Ruger, Sr., which is attached as Exhibit A, to determine, in conjunction with the Company’s personnel, which of such firearms are owned by the Company, and returned such Company firearms to the Company and (iii) vacated all office space currently provided to him by the Company and removed all of his personal property from the Company’s premises. Prior to April 3, 2006, the President of the Company will also review, in conjunction with Employee, whether any firearms in the possession or control of the Company are owned by the estate of William B. Ruger, Sr. or Employee and shall return to Employee any of such firearms that the President of the Company reasonably determines are owned by the estate of William B. Ruger, Sr. or by Employee. The Company shall provide Employee with reasonable access to Company locations to permit Employee to identify and remove his personal property (including, but not limited to, any firearms described in the immediately preceding sentence). Anything to the contrary notwithstanding, nothing in this Section 6 shall prevent Employee from retaining a home computer and security system, papers and other materials of a personal nature, including personal diaries, calendars and rolodexes, information relating to Employee’s compensation or relating to reimbursement of expenses, information that Employee reasonably believes may be needed for tax purposes or to enforce this Agreement and copies of plans, programs and agreements relating to Employee’s employment. Employee also represents and warrants that Employee has no debts to the Company.
     7. Non-Disparagement. Employee agrees that Employee will not intentionally publish or communicate to any person or entity any Disparaging remarks, comments or statements concerning the Company Parties. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities of the individual or entity being disparaged. The Company agrees that neither it nor its directors and executive officers will intentionally publish or communicate to any person or entity any Disparaging remarks, comments or statements concerning Employee. Notwithstanding the foregoing, nothing contained in this Paragraph 7 shall be deemed to prevent Employee, on the one hand, or the directors and executive officers of the Company, on the other hand, from providing truthful testimony in response to any subpoena, court order or other process of a valid governmental authority or seeking to enforce the Company’s or Employee’s rights under this Agreement.
     8. Tax Matters. The Company and Employee intend that this Agreement complies with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance of general applicability that are issued thereunder (“Section 409A”). The Company and Employee agree to negotiate in good faith regarding any amendments to this Agreement that may be necessary or desirable to comply with Section 409A.
     9. Cooperation in Legal Proceedings.
          (a) Employee agrees to make himself reasonably available at the Company’s main offices or at such other locations as the Company and Employee may reasonably agree, following reasonable prior notice from the Company, to provide reasonable assistance to the General Counsel and external counsel of the Company in the defense of the Company in connection with any actual or threatened legal proceeding that relates to or arises from activities or events that occurred during the period of Employee’s employment by the Company, including, but not limited to, the litigation commenced by Richard Nelson against the Company; provided that such assistance will be limited to matters involving Employee’s personal knowledge of the underlying facts. The Company agrees to reimburse Employee for any reasonable out-of-pocket expenses incurred by him in providing such assistance.
          (b) Employee hereby waives the right voluntarily to assist, and will not provide voluntary assistance to, individuals or entities with claims or defenses adverse to the Company Parties. If Employee is compelled, pursuant to a subpoena, court order or other process of a valid governmental authority, to provide information or discovery to other individuals or entities who are adverse to the Company Parties, he may do so only after giving the Company the best notice possible under all of the circumstances, and preferably at least ten (10) days advance written notice, of (i) any proceeding at which a court order regarding Employee’s testimony or assistance is sought, (ii) any subpoena or process requiring or requesting Employee’s testimony or assistance and (iii) the date on which the testimony or assistance is proposed or ordered to be made. The purpose of this notice is to allow the Company Parties to respond thereto and/or seek appropriate relief under this Paragraph. This Paragraph will not prohibit Employee from assisting in an investigation or proceeding conducted by an agency of the United States or any state government. Employee nevertheless waives his right to seek or accept any damages or relief in any proceeding relating to any act or omission covered by the release in Paragraph 3 of this Agreement. The terms and conditions of this Paragraph are procedural in nature, not substantive, and are not intended to and shall not operate to limit Employee’s obligation to provide truthful testimony.
     10. Miscellaneous.
          (a) Employee acknowledges that the benefits from the Company set forth in Paragraph 2(a) of this Agreement are benefits he would not be entitled to receive in the absence of this Agreement.
          (b) Employee represents and warrants that Employee fully understands the terms of this Agreement and that Employee knowingly and voluntarily, of Employee’s own free will without any duress, being fully informed and after due deliberation, accepts its terms and is executing and delivering this Agreement as Employee’s own free act. Employee further represents and warrants that, except as set forth herein, no promises or inducements for this Agreement have been made, and Employee is entering into this Agreement without reliance upon any statement or representation by any of the Company Parties or any other person concerning any fact material hereto.

          (c) Employee confirms Employee’s understanding that as a result of entering into this Agreement Employee will not have the right to assert that the Company unlawfully terminated Employee’s employment or violated any rights in connection with Employee’s employment, including Employee’s right to assert any claim of unlawful discrimination.
          (d) If the Company or Employee brings a lawsuit or files any claim in violation of this Agreement, Employee or the Company, as the case may be, may sue for breach of contract and any other appropriate cause of action and, if successful, will be entitled to recover costs and attorneys’ fees incurred in connection with the defense of any such proceeding.
     11. Remedies. Employee acknowledges that a breach by Employee of Paragraphs 6, 7 or 9 of this Agreement would be material, and would cause irreparable injury and agrees that the rights and remedies of the Company hereunder may be enforced both at law and in equity, by injunction or otherwise, without the requirement that the Company post any bond or security. The Company acknowledges that a breach by the Company of Paragraphs 6 or 7 of this Agreement would be material, and would cause irreparable injury and agrees that the rights and remedies of Employee hereunder may be enforced both at law and in equity, by injunction or otherwise, without the requirement that Employee post any bond or security.
     12. Notices. All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed valid and sufficient if delivered by personal service or overnight courier or dispatched by registered mail, postage prepaid, in any post office to the parties at the addresses set forth above. A party hereto may change its address by notice to the other in the manner set forth above. Notice and other communications rendered as herein provided shall be deemed to have been given on the day on which personally served or, if sent by overnight courier or registered mail, on the second day after being posted, or in either case the date of actual receipt, whichever date is the earlier.
     13. Entire Agreement. This Agreement constitutes the entire agreement between Employee and the Company with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between Employee and the Company arising out of or relating to Employee’s employment and the cessation thereof. This Agreement may only be changed by written agreement executed by Employee and the Company. To be effective, any waiver of any provision of this Agreement must be in writing and signed by the party against whom enforcement is sought.
     14. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.
     15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
     16. Headings. The headings in this Agreement are included for convenience of reference only and shall not affect the interpretation of this Agreement.
     17. Reformation and Severability. It is the intent of Employee and the Company that the provisions of this Agreement be enforced to the fullest extent permitted by law. In case any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or unenforceable as written, Employee and the Company agree that the court shall modify and reform such provision to permit enforcement to the greatest extent permitted by law. In addition, if any provision of this Agreement shall be declared invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall in no way be affected or impaired thereby.
          [Remainder of Page Intentionally Left Blank]

               IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

STURM, RUGER & CO., INC.

/s/William B. Ruger, Jr.	By:	/s/Stephen L. Sanetti

William B. Ruger, Jr.		Name: Stephen L. Sanetti
Title: President & COO

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